UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported ) February 15, 2012

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (704) 344-8150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, the compensation committee of the board of directors of FairPoint Communications, Inc. (the “Company”) established the 2012 target bonus performance goals for certain of the Company’s executive officers, including its principal executive officer, principal financial officer and certain other executive officers (collectively, the “Officers”), under the FairPoint Communications, Inc. 2012 Annual Incentive Plan (the “2012 AIP”).

The 2012 performance goals for bonus awards include the following for each Officer (weighted as indicated): (i) 65% – a Consolidated EBITDAR (as defined in the Company’s Credit Agreement, dated as of January 24, 2011) target and a Free Cash Flow (defined as Consolidated EBITDAR less capital expenditures, interest expense, mandatory amortization, cash taxes, severance and debt restructuring) target; (ii) 25% to 30% (depending on the applicable Officer) – achieving individual or departmental performance goals or milestones related to such Officer’s areas of responsibility; and (iii) 5% to 10% (depending on the applicable Officer) – the Company achieving specified service quality measures. In addition, the Company must achieve a minimum EBITDAR or Free Cash Flow objective for the payment of any bonuses to the Officers. Each Officer’s bonus amount is based on a percentage of such Officer’s base salary (such amount being 100% for the Company’s chief executive officer and between 40% and 50% for each of the other Officers). Any bonus awards are subject to the terms of the 2012 AIP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
	Name:	Shirley J. Linn
	Title:	Executive Vice President and General Counsel

Date: February 17, 2012